As filed with the Securities and Exchange Commission on March 15, 2007

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES EXCHANGE ACT OF 1934
 Cascade Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1661954 (I.R.S. Employer Identification No.)
2828 Colby Avenue Everett, Washington (Address of principal executive offices)	98201 (Zip Code)
Cascade Financial Corporation 2003 Long-Term Stock Incentive Plan (Full title of the plan)
Carol K. Nelson
President and Chief Executive Officer
Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
(425) 339-5500
(Name, address and telephone number,
including area code, of agent for service)
Copy to: Thomas A. Sterken Keller Rohrback L.L.P. 1201 Third Avenue, Suite 3200 Seattle, Washington 98101 (206) 623-1900 (Name, address and telephone number)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value	937,500	$17.28	$16,200,000	$497.34

(1) Shares of registrant’s common stock issuable upon exercise of options outstanding under the Cascade Financial Corporation 2003 Long-Term Stock Incentive Plan (the “Plan”) as adjusted for 5:4 stock splits on December 19, 2003 and May 19, 2006, together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, as provided in Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $17.28 per share, the closing price of the common stock, as reported on the Nasdaq Stock Market LLC on March 13, 2007.

TABLE OF CONTENTS

PART I
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9 Undertakings
SIGNATURES
EXHIBIT INDEX
Opinion and Consent of Keller Rohrback L.L.P.
Consent of Moss Adams LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I will be sent or given to employees participating in the Cascade Financial Corporation 2003 Long-Term Stock Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act. Cascade Financial Corporation (“Cascade” or the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Cascade will furnish to the Commission or its staff a copy of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

(a) Cascade’s annual report on Form 10-K for the fiscal year ended December 31, 2006;

(b) Cascade’s current report on Form 8-K filed on January 23, 2007; and

(c) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Cascade Financial Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. Cascade’s common stock is registered with the Commission under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him or her. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to Cascade’s articles of incorporation, Cascade will, to the fullest extent permitted by the WBCA, reimburse and indemnify the directors and officers of Cascade, its subsidiaries and affiliates for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any legal action, suit or proceeding by reason of the fact that such person is or was a director or officer, except (a) if the acts or omissions of the person are adjudged to be in violation of law, (b) if such person is liable to the corporation for an unlawful distribution, or (c) if such person personally received a benefit to which he or she was not entitled. Executives and managers of the corporation are entitled to similar reimbursement and indemnification. In addition, Cascade’s articles of incorporation provide that the directors of Cascade shall not be personally liable for monetary damages to Cascade for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the directors, the authorization of illegal distributions to shareholders or loans to directors or receipt of an improper personal benefit from their actions as directors.

We have also entered into separate indemnification agreements with our directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of their services as one of our directors, or as a director of any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We have a directors’ and officers’ liability insurance policy that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, as of the 15th day of March, 2007.

CASCADE FINANCIAL CORPORATION

By: /s/ Carol K. Nelson
Carol K. Nelson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Carol K. Nelson and Lars H. Johnson, or either of them, with full power of substitution and full power to act as his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of the 15th day of March, 2007.

Signature	Capacity	Date

President, Chief Executive Officer and Director
/s/ CAROL K. JOHNSON	(Principal Executive Officer)	March 15, 2007
Carol K. Johnson

Executive Vice President
and Chief Financial Officer
/s/ LARS H. JOHNSON	(Principal Financial and Accounting Officer)	March 15, 2007
Lars H. Johnson

/s/ DAVID W. DUCE	Chairman of the Board	March 15, 2007
David W. Duce

/s/ RICHARD L. ANDERSON	Director	March 15, 2007
Richard L. Anderson

Signature	Capacity	Date

/s/ JANICE HALLADAY	Director	March 15, 2007
Janice Halladay

/s/ DWAYNE LANE	Director	March 15, 2007
Dwayne Lane

/s/ D. R. MURPHY	Director	March 15, 2007
D. R. Murphy

/s/ DAVID O’CONNOR	Director	March 15, 2007
David O’Connor

/s/ CRAIG SKOTDAL	Director	March 15, 2007
Craig Skotdal

/s/ RONALD E. THOMPSON	Director	March 15, 2007
Ronald E. Thompson

/s/ G. BRANDT WESTOVER	Director	March 15, 2007
G. Brandt Westover

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Keller Rohrback L.L.P., regarding legality of the common stock being registered
23.1	Consent of Moss Adams LLP
23.2	Consent of Keller Rohrback LLP (included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1
Cascade Financial Corporation 2003 Long-Term Stock Incentive Plan (incorporated by reference from Cascade’s definitive proxy statement filed with the Securities and Exchange Commission on March 26, 2003 (File No. 000-25286), for Cascade’s annual shareholders meeting on May 6, 2003).